Exhibit 99.1

Independent Director of National Bank Holdings Corporation and NBH Bank, Micho Spring, named one of WomenInc.’s 2019 Most Influential Corporate Directors

Denver, CO, Dec. 20, 2019 (GLOBE NEWSWIRE) – National Bank Holdings Corporation (NYSE: NBHC) and NBH Bank are pleased to announce that Micho Spring, a member of their respective Boards of Directors, is being recognized by WomenInc. Magazine as one of their 2019 Most Influential Corporate Directors. Spring has served as a director for National Bank Holdings Corporation since 2009 and a director of NBH Bank since 2017. She is also chair, Global Corporate Practice, for Weber Shandwick, one of the world’s leading global communications and marketing solutions firms.

“We are fortunate to benefit from Micho’s experience and thought leadership on our Board,” said Tim Laney, CEO of National Bank Holdings Corporation and NBH Bank. “She has been instrumental in contributing to our company’s growth and success – and she has been a key partner in building a culture focused on equity, diversity and inclusion.” Laney recently signed the CEO Action for Diversity and Inclusion™ pledge, which commits NBH to advancing equity, diversity and inclusion in the workplace, an area of focus for Spring.

A 27-year veteran of Weber Shandwick, Spring leads the firm’s global corporate practice, where she acts as a senior corporate strategist on building, promoting and protecting reputation for Fortune 500 and other major companies. Prior to joining Weber Shandwick, Spring was the Chief Executive Officer of Boston Telecommunications Company. She also served for four years as Deputy Mayor of Boston. Previously, Spring was Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. Spring also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service.

Spring serves on several other boards of civic organizations, including John F. Kennedy Library Foundation, Friends of Caritas Cubana and the Massachusetts Conference for Women. She currently serves as Vice Chair of the Greater Boston Chamber of Commerce and is a member of the Corporation of Partners Healthcare, Inc. Spring attended Georgetown and Columbia Universities and received a master’s degree in public administration from Harvard’s Kennedy School of Government. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions make her a valuable member of the Boards of National Bank Holdings Corporation and NBH Bank.

Spring’s recognition will be published in the Winter edition of WomenInc.’s magazine, honoring the women executives, leaders, and achievers who advance and inspire women in business.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of more than 100 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. The bank’s core geographic footprint consists of Colorado, the greater Kansas City region, New Mexico, Texas and Utah. NBH Bank operates under the following brand names: Community Banks of Colorado in Colorado, Bank Midwest in Kansas and Missouri and Hillcrest Bank in New Mexico, Texas and Utah. It also operates as Community Banks Mortgage, a division of NBH Bank, in Colorado. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information, visit cobnks.com, bankmw.com, hillcrestbank.com, or nbhbank.com. You can also find Community Banks of Colorado, Bank Midwest, and Hillcrest Bank on Facebook, LinkedIn, and Twitter.

Contact Chief Marketing Officer Whitney Bartelli at whitney.bartelli@nbhbank.com with any questions.